Filed under Rule 433
File No. 333-125553
Final Term Sheet
June 19, 2007

Issuer:	CMS Energy Corporation (CMS)
Size:	$250,000,000 6.55% Senior Notes due 2017 (“Fixed Rate Notes”)
$150,000,000 Floating Rate Senior Notes due 2013 (“Floating Rate Notes”)
Maturity:
Fixed Rate Notes:	July 17, 2017
Floating Rate Notes:	January 15, 2013
Interest rate:
Fixed Rate Notes:	6.55%
Floating Rate Notes:	Three-month LIBOR (Reuters LIBOR01) plus 95 basis points
Yield to maturity (Fixed Rate Notes):	6.585%
Spread (Fixed Rate Notes):	150 basis points
Benchmark Treasury Security
(Fixed Rate Notes):	4.5% due May 15, 2017
Benchmark Treasury Yield
(Fixed Rate Notes):	5.085%
Optional redemption:
Fixed Rate Notes:	Make-whole call at treasury rate plus 30 basis points
Floating Rate Notes:	100% on or after July 15, 2009
Interest payment dates:
Fixed Rate Notes:	January 17 and July 17
Floating Rate Notes:	January 15, April 15, July 15 and October 15
First interest payment date:
Fixed Rate Notes:	January 17, 2008
Floating Rate Notes:	October 15, 2007
Public offering price:
Fixed Rate Notes:	99.742% per note; $249,355,000 total
Floating Rate Notes:	100.000% per note; $150,000,000 total
Trade date:	June 19, 2007
Settlement date:	July 3, 2007 (T+10)
Ratings:	Ba1 / BB+ / BB- (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Joint Book-Running Managers:	Deutsche Bank Securities Inc.;
Barclays Capital Inc.;
Citigroup Global Markets Inc.;
J.P. Morgan Securities Inc.;
Merrill Lynch, Pierce, Fenner & Smith Incorporated;
Wachovia Capital Markets, LLC
CUSIP:
Fixed Rate Notes:	125896BA7
Floating Rate Notes:	125896BB5
CMS Energy Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents CMS Energy Corporation has filed with the SEC for more complete information about CMS Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, CMS Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.